Exhibit 10.1

July 28, 2008

Thomas E. Richards

1801 California Street

Denver, CO  80202

Dear Tom:

Giving people the opportunity to develop professionally through new challenges is an investment in our greatest resource – employees.  Fostering and developing the talent of employees is critical to the success of the business and to our future.  With that, I am pleased to offer you a promotion to the position of Executive Vice President and Chief Operating Officer, continuing to report directly to me, effective July 28, 2008. I am confident of the value you will continue to bring to the business.

1.               Base Salary:  Your base salary increases to $700,000 per annum.

2.               Annual Bonus Plan:  You will be eligible to participate in the annual bonus plan for 2008.  Your target bonus will increase to 150% of your annual base pay (based upon your performance rating, if any, prorated to reflect your promotion date and other changes in accordance with the terms of the plan and adjusted for Company, business unit and individual performance).

3.               Equity Incentive Plan: You are entitled to participate in Qwest’s Equity Incentive Plan.  You will receive an equity award with an approximate value of $2,800,000.  Fifty percent of the equity value will be awarded in stock options, twenty five percent in restricted stock and twenty five percent in performance shares. The actual number of stock options will be determined using a Black Scholes value of $1.25. The actual number of restricted and performance shares will be determined by the market close price of Qwest stock on July 28, 2008.  All will be rounded to the nearest 1000.

4.               Executive Perquisite: For 2008, you will receive an additional executive perquisite benefit of $15,000 (prorated and grossed up for income tax). Your perquisite check will be paid to you on or before August 8, 2008. Beginning in 2009, you will receive an executive perquisite benefit of $50,000 (grossed up for income tax).

5.               Background Check:  As a condition of this promotion, you must undergo and pass a background check at this time. Please complete and return the enclosed Request for Information and Consent and Disclosure forms within 5 business days of your receipt of this letter to Jana Venus at 1801 California Street, 23rd Floor, Denver, CO  80202. You will not be contacted as to the results of the background check unless there is a problem.

Congratulations on this wonderful opportunity, Tom.  Your hard work and commitment to delivering the Spirit of Service is genuinely appreciated.

Sincerely,

Edward A. Mueller

Chairman and Chief Executive Officer